UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 19, 2009

Kentucky USA Energy, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	333-141480	20-5750488
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

321 Somerset Road, Suite 1, London, Kentucky		40741
(Address of principal executive offices)		Zip Code)

(606) 878-5987

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)☐

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 19, 2009, Kentucky USA Energy, Inc. (the “Company”) entered into a base contract for the purchase and sale of natural gas (the “Base Contract”) with Seminole Energy Services, L.L.C. (“Seminole”), one of the largest natural gas distributors in the Oklahoma, Kansas and Texas panhandle region.  Pursuant to the terms of the Base Contract, Seminole has agreed to purchase from the Company up to a maximum of 2,500 MMBtus (million British thermal units) per day out of the production of gas from the Company’s wells on its leasehold properties located in the western Kentucky region.

The Company will sell its gas to Seminole following treatment of the gas at Seminole’s gathering and treatment facilities located in Christian and Muhlenberg Counties, Kentucky.  The Company’s pipeline from its initial wells is currently connected to this gathering and treatment facility.  Seminole will pay the Company for the gas that it purchases the Gas Daily Texas Zone SL daily midpoint spot price.

The Company and Seminole have agreed to net any payments due the Company under the Base Contract against fees due Seminole under that certain Gas Gathering & Treatment Agreement between the Company and Seminole (and its related parties) dated August 6, 20091.

____________________
1 As more fully discussed in our Form 8-K filed with the Securities and Exchange Commission on August 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kentucky USA Energy, Inc.

Date: October 23, 2009	By:	/s/ Steven D. Eversole
Steven D. Eversole
Chief Executive Officer